Exhibit 4

WAIVER AND CONSENT

This WAIVER AND CONSENT (this "Waiver and Consent"), dated as of the 31st day of July, 2009, is entered into by and among Stephen A. Wynn ("Wynn"), an individual, Baron Investment Funds Trust (formerly known as Baron Asset Fund) ("Baron"), a Massachusetts business trust, and Aruze USA, Inc., a Nevada corporation ("Aruze").

Reference is made to that certain Stockholders Agreement, entered into as of April 11, 2002, among Wynn, Aruze and Baron, as amended by that certain Amendment to Stockholders Agreement, entered into as of November 8, 2006, between Wynn and Aruze (as amended, the "Stockholders Agreement").  Capitalized terms not otherwise defined herein shall have respective meanings ascribed to such terms in the Stockholders Agreement.

RECITALS

WHEREAS, certain grantor retained annuity trusts (collectively, the "GRATs") previously created by Wynn, in their capacity as Permitted Transferees of Wynn, hold, in the aggregate, 395,805 Shares subject to the Stockholders Agreement (the "GRAT Shares");

WHEREAS, the GRATs desire to Transfer the GRAT Shares pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the "Securities Act");

WHEREAS, the Stockholders Agreement contains certain restrictions on and conditions to the Transfer of the GRAT Shares, including, but not limited to, certain consent rights, rights of first refusal and tag-along rights;

WHEREAS, in addition to the rights described in the prior recital, the Stockholders Agreement provides certain rights in favor of Baron, including, but not limited to, certain rights of first refusal, tag-along rights, rights with respect to Upstream Transfers, rights triggered by the institution of a Bankruptcy, preemptive rights and rights as the beneficiary of a non-competition agreement (all of Baron's rights under the Stockholders Agreement, collectively, the "Baron Rights");

WHEREAS, Aruze and Baron each desire to consent to the Transfer of the GRAT Shares for all purposes under the Stockholders Agreement and to waive any rights such party may have in connection with a Transfer of the GRAT Shares for all purposes under the Stockholders Agreement;

WHEREAS, Baron further desires to waive the Baron Rights;

WHEREAS, Section 9 of the Stockholders Agreement provides for a right of first refusal in favor of the non-transferring Stockholders in the event any Stockholder wishes to Transfer any or all of its Shares to any Person other than a Permitted Transferee and who receives a bona fide offer from any Person who is not a Prohibited Transferee for the purchase of all or any portion of such Stockholder's Shares; and

WHEREAS, Wynn and Aruze each desire to waive their right of first refusal in connection with any Transfer or proposed Transfer by Baron of Shares.

AGREEMENT

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Waivers and Consents.

(a)  Each of Baron and Aruze hereby consents to the Transfer of the GRAT Shares for all purposes under the Stockholders Agreement and does hereby waive any rights such party may have in connection with a Transfer of the GRAT Shares for all purposes under the Stockholders Agreement.

(b)  Baron hereby waives the Baron Rights.

(c)  Each of Wynn and Aruze hereby waives the right of first refusal in connection with a Transfer or proposed Transfer of Shares by Baron; provided, however, that such Transfer or proposed Transfer must be pursuant to open market transactions made in compliance with a valid exemption under the Securities Act.

2.           Transferee Not Bound.  The transferee of the GRAT Shares and any Shares transferred by Baron pursuant to the foregoing clause 1(c) shall not be bound by the terms of the Stockholders Agreement.

3.           Limited Scope.  The waivers and consents set forth herein are limited as written and shall not be deemed to be a waiver of or consent to, or modification of in any respect, any other term or condition in the Stockholders Agreement.  Except as expressly waived hereby, all of the terms and provisions of the Stockholders Agreement are and shall remain in full force and effect.

4.           Authorization.  This Waiver and Consent has been duly authorized and executed by each of Wynn, Aruze and Baron and is a valid and binding waiver and consent of each such party, enforceable against each such party in accordance with its terms.

[Signatures continued on following page]

IN WITNESS WHEREOF, this Waiver and Consent has been duly executed and delivered by Wynn and a duly authorized officer of Aruze and Baron on the day and year first written above.

_/s/ Stephen A. Wynn___________
Name: Stephen A. Wynn

ARUZE USA, INC.

_/s/ Kazuo Okada______________
Name: Kazuo Okada
Title: President

BARON INVESTMENT FUNDS
TRUST (FORMERLY KNOWN
AS BARON ASSET FUND)

_/s/ Patrick M. Patalino_________
Name: Patrick M. Patalino
Title: General Counsel